Exhibit 4.1

RIGHTS AGREEMENT AMENDMENT

This Rights Agreement Amendment, dated as of May 9, 2018 (this “Amendment”), to the Amended and Restated Rights Agreement, dated as of November 2, 2017 (the “Rights Agreement”), is by and between (i) Elah Holdings, Inc., a Delaware corporation (the “Company”), formerly known as Real Industry, Inc. and successor in interest to Fremont General Corporation, and (ii) Computershare Inc., as successor in interest to Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, on November 17, 2017, the Company and certain of its U.S. subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code  (the Company’s Chapter 11 case in the Bankruptcy Court,  the “Chapter 11 Proceedings”);

WHEREAS, upon the effective date (the “Effective Date”) of the Company’s plan of reorganization to emerge from its Chapter 11 Proceedings (the “Plan of Reorganization”), following confirmation of such Plan of Reorganization by the Bankruptcy Court, the capital stock of the reorganized Company will be comprised of 2,500,000 authorized shares of capital stock, of which (i)  2,450,000 shares shall be designated as common stock with a par value of $0.001 per share, (ii) 50,000 shares shall be designated as preferred stock with a par value of $0.001 per share, and (iii) of those shares of preferred stock, 5,000 shall be designated as Series A Junior Participating Preferred Stock, to be used in connection with the Rights Agreement;

WHEREAS, upon the Effective Date, in connection with the Plan of Reorganization, the capitalization of the reorganized Company shall be: (i)  the Company’s holders of the then-outstanding Common Stock shall receive 20% of the Common Stock of the reorganized Company, and the number of shares such holders shall receive is 1/200th of such holders’ pre-Effective Date shares, rounded to the nearest whole share of Common Stock; (ii) the holder(s) of the Company’s Series B Non-Participating Preferred Stock shall receive 31% of the Common Stock of the reorganized Company; and (iii) the providers (or certain affiliates) of the Company’s debtor-in-possession financing during its Chapter 11 Proceedings will purchase newly issued shares that in the aggregate constitute 49% of the Common Stock of the reorganized Company;

WHEREAS, upon the Effective Date, the Company shall change its name from “Real Industry, Inc.” to “Elah Holdings, Inc.”;

WHEREAS, the parties hereto desire to amend the Rights Agreement to reflect the updated capitalization of the Company from and after the Effective Date;

WHEREAS, Section 27 of the Rights Agreement provides that the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement;

NOW THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:

1.          The Recitals in the Rights Agreement shall be amended to add:

“WHEREAS, in connection with the Company’s emergence from bankruptcy proceedings under Chapter 11 of Title 11 of the United States Code on May 9, 2018, the Company’s capital stock was amended, and thereafter, each outstanding share of Company Common Stock shall correspond to one Right, subject to adjustment as provided in this Agreement.”

2.          Section 1 of the Rights Agreement is hereby amended as follows:

(a)         Section 1(a) is hereby amended by inserting after clause (vi) the following:

“(vii) 210 Capital, LLC, 210/RELY Partners, LP, 210/RELY Capital, LP, and their respective Affiliates and Associates;

(viii) Goldman Sachs Asset Management, L.P., Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC, Goldman Sachs Middle Market Lending Corp. and their respective Affiliates and Associates; or

(ix) each of Aleris Corporation (“Aleris”), OCM Opps 7b Real Holdings, LLC, OCM Opportunities ALS Holdings, L.P., Opps 7b Opportunities ALS Holdings Ltd., and their respective Affiliates that receive shares of Common Stock directly or indirectly from Aleris on or around the date that Aleris distributes shares of Common Stock received by Aleris pursuant to the Plan of Reorganization unless and until any such Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock;”

(b)         Section 1(m) is hereby amended by deleting it in its entirety and inserting in lieu thereof the following: “ ‘Company’ means Elah Holdings, Inc., a Delaware corporation.”

3.          Section 3 is hereby amended as follows:

(a)         Section 3(a) is hereby amended by deleting such section in its entirety and inserting in lieu thereof:

(a) Until the Distribution Date, (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock (or by notation in the respective accounts, for Book Entry shares of Common Stock) registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates or book entry, and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company). As soon as practicable after the Distribution Date, the Company will prepare and execute, and the Rights Agent will countersign, and the Rights Agent will (if provided with all necessary information) send by first-class, insured, postage-prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more rights certificates, in substantially the form of Exhibit B hereto (the “Rights Certificates”), evidencing one (1) Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Distribution Date and, if such notification is given orally, the Company shall confirm the same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the

Rights Agent may presume conclusively for all purposes that the Distribution Date has not occurred.

(b)         Section 3(c) is hereby amended by deleting such section in its entirety and inserting in lieu thereof:

(c) Rights shall be issued in respect of all shares of Common Stock which are issued after the Record Date but prior to the earlier of the Distribution Date or the Expiration Date. Certificates and Book Entries representing such shares of Common Stock shall also be deemed to be certificates for Rights, and shall bear a legend in substantially the following form:

This certificate also evidences and entitles the holder hereof to certain Rights as set forth in the Rights Agreement between Real Industry, Inc. (the “Company”) and Computershare Inc., or any successor rights agent (the “Rights Agent”) dated as of November 2, 2017, as amended as of May 9, 2018 (as it may from time to time be supplemented or amended, the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the office of the Rights Agent designated for such purpose. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate. The Company will mail to the holder of this certificate a copy of the Rights Agreement, as in effect on the date of mailing, without charge, promptly after receipt of a written request therefor. Under certain circumstances set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or any Affiliate or Associate thereof (as such terms are defined in the Rights Agreement), whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.

With respect to any Book Entry shares of Common Stock, such legend shall be included in the Ownership Statement in respect of such shares of Common Stock. With respect to such certificates containing the foregoing legend, or any Ownership Statement containing the foregoing legend delivered to holders of Book Entry shares of Common Stock, until the earlier of (i) the Distribution Date or (ii) the Expiration Date, the Rights associated with the Common Stock represented by such certificates or such Book Entry shares of Common Stock shall be evidenced by such certificates or such Book Entry shares of Common Stock (including any Ownership Statement) alone and registered holders of Common Stock shall also be the registered holders of the associated Rights, and the transfer of any of such certificates or Book Entry shares of Common Stock shall also constitute the transfer of the Rights associated with the Common Stock represented by such certificates.

4.          Section 26(a) is hereby amended by deleting such section in its entirety and inserting in lieu thereof:

“(a)       Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Rights Certificate to or on the Company shall be sufficiently given or made if in writing and sent by recognized national overnight delivery service, postage prepaid, addressed (until another address is filed in writing by the Rights Agent with the Company) as follows:

Elah Holdings, Inc.

8214 Westchester Drive, Suite 950

Dallas, Texas 75225

Attention: General Counsel”

5.          Exhibit A is hereby amended by deleting it in its entirety and inserting in lieu thereof the document set forth as Annex A hereto.

6.          The Rights Certificate at Exhibit B is hereby amended as follows:

(a)         The words “Real Industry, Inc.” wherever they appear in the Rights Agreement are hereby deleted and in lieu thereof, the following words are hereby inserted: “Elah Holdings, Inc.”

(b)         The first paragraph of Exhibit B is hereby amended by deleting such paragraph in its entirety and inserting in lieu thereof:

This certifies that _______________, or registered assigns, is the registered owner of the number of Rights set forth above, each of which entitles the owner thereof, subject to the terms, provisions and conditions of the Amended and Restated Rights Agreement, dated as of November 2, 2017, as amended as of May 9, 2018 (as it may from time to time be supplemented or amended, the “Rights Agreement”), between Elah Holdings, Inc., a Delaware corporation, formerly known as Real Industry, Inc. (the “Company”), and Computershare Inc., a Delaware corporation, as rights agent (or any successor rights agent) (the “Rights Agent”), to purchase from the Company at any time prior to 5:00 P.M. (New York City time) on November 2, 2020 (unless such date is extended prior thereto by the Board of Directors (the “Board”)), at the office or offices of the Rights Agent designated for such purpose, or its successors as Rights Agent, one one-thousandth of a fully paid, non-assessable share of Series A Junior Participating Preferred Stock (the “Preferred Stock”) of the Company, at a purchase price of $0.35 per one one-thousandth of a share (the “Purchase Price”), upon presentation and surrender of this Rights Certificate with the Form of Election to Purchase and related Certificate duly executed. The number of Rights evidenced by this Rights Certificate (and the number of shares which may be purchased upon exercise thereof) set forth above, and the Purchase Price per share set forth above, are the number and Purchase Price as of ________, based on the Preferred Stock as constituted at such date. The Company reserves the right to require prior to the occurrence of a Triggering Event (as such term is defined in the Rights Agreement) that a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

7.          Exhibit C is hereby amended by deleting it in its entirety and inserting in lieu thereof the document set forth as Annex B hereto.

8.          Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.  This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

9.          This Amendment shall be effective as of the Effective Date.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

ELAH HOLDINGS, INC.,
a Delaware Corporation

By: _/s/ Kelly G. Howard_______________
Name: Kelly G. Howard
Title: General Counsel, Executive Vice President and Corporate Secretary

COMPUTERSHARE INC.,
as Rights Agent

By: _/s/ Dennis V. Moccia _____________
Name: Dennis V. Moccia
Title: Manager, Contract Administration

ANNEX A

FORM OF

CERTIFICATE OF DESIGNATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK OF

ELAH HOLDINGS, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Elah Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Corporation”), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation (hereinafter called the “Board of Directors”) as required by Section 151 of the General Corporation Law by written consent as of May 4, 2018.

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors in accordance with the provisions of the Third Amended and Restated Certificate of Incorporation of the Corporation, the Board of Directors hereby creates a series of Series A Junior Participating Preferred Stock, par value $0.001 per share, effective as of May 9, 2018, at 8:00 AM, Eastern Time, and hereby states the designation and number of shares, and fixes the relative rights, powers and preferences, and the qualifications, limitations and restrictions thereof as follows:

Section 1.  Designation and Amount. The shares of such series shall be classified and designated as Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Series A Junior Participating Preferred Stock”), and the number of shares constituting such series shall be 5,000.

Section 2.  Dividends and Distributions.

(a)  Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock shall be entitled to receive, when, as and if authorized by the Board of Directors and declared by the Corporation out of funds legally available for the purpose, quarterly dividends payable in cash on or before the 30th day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, par value $0.001 per share, of the Corporation (the “Common Stock”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Corporation shall at any time after January 1, 2014 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)  The Corporation may not declare or pay a dividend or distribution on the Common Stock (other than a dividend payable in shares of the Common Stock) unless it simultaneously declares and pays a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (a) above; provided that, in the event no dividend payable in shares of or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.01 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c)  Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.  Voting Rights.  The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(a)  Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the holders of Common Stock. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b)  Except as otherwise provided herein or by law, the holders of shares of Series A Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)(i)  If at any time dividends on any Series A Junior Participating Preferred Stock shall be in arrears in an amount equal to six quarterly dividends thereon, the occurrence of such contingency shall mark the beginning of a period (herein called a “default period”) which shall extend until such time when all accrued and unpaid dividends for all previous quarterly dividend periods and for the current quarterly dividend period on all shares of Series A Junior Participating Preferred Stock then outstanding shall have been declared and paid or set apart for payment. During each default period, all holders of Preferred Stock (including holders of the Series A Junior Participating Preferred Stock) with dividends in arrears in an amount equal to six quarterly dividends thereon, voting as a class, irrespective of series, shall have the right to elect two directors.

(ii)  During any default period, such voting right of the holders of Series A Junior Participating Preferred Stock may be exercised initially at a special meeting called pursuant to subparagraph (iii) of this Section 3(c) or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders, provided that neither such voting right nor the right of the holders of any other series of Preferred Stock, if any, to increase in certain cases the authorized number of directors shall be exercised unless the holders of ten percent in number of shares of Series A Junior Participating Preferred Stock outstanding shall be present in person or by proxy. The absence of a quorum of the holders of Common Stock shall not affect the exercise by the holders of Series A Junior Participating Preferred Stock of such voting right. At any meeting at which the holders of Series A Junior Participating Preferred Stock shall exercise such voting right initially during an existing default period, they shall have the right, voting as a class, to elect directors to fill such vacancies, if any, in the Board of Directors as may then exist up to two directors or, if such right is exercised at an annual meeting, to elect two directors. If the number which may be so elected at any special meeting does not amount to the required number, the holders of the Series A Junior Participating Preferred Stock shall have the right to make such increase in the number of directors as shall be necessary to permit the election by them of the required number. After the holders of the Series A Junior Participating Preferred Stock shall have exercised their right to elect directors in any default period and during the continuance of such period, the number of directors shall not be increased or decreased except by vote of the holders of Series A Junior Participating Preferred Stock as herein provided or pursuant to the rights of any equity securities ranking senior to or pari passu with the Series A Junior Participating Preferred Stock.

(iii)  Unless the holders of Series A Junior Participating Preferred Stock shall, during an existing default period, have previously exercised their right to elect directors, the Board of Directors may authorize, or any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Series A Junior Participating Preferred Stock outstanding, may request, the calling of a special meeting of the holders of Series A Junior Participating Preferred Stock, which meeting shall thereupon be called by the President, a Vice President or the Secretary of the Corporation. Notice of such meeting and of any annual meeting at which holders of Series A Junior Participating Preferred Stock are entitled to vote pursuant to this paragraph (c)(iii) shall be given to each holder of record of Series A Junior Participating Preferred Stock by mailing a copy of such notice to such holder at its last address as the same appears on the books of the Corporation. Such meeting shall be called for a time not earlier than 20 days and not later than 60 days after such order or request or in default of the calling of such meeting within 60 days after such authorization or request, such meeting may be called on similar notice by any stockholder or stockholders owning in the aggregate not less than ten percent of the total number of shares of Series A Junior Participating Preferred Stock outstanding. Notwithstanding the provisions of this paragraph (c)(iii), no such special meeting shall be called during the period within 60 days immediately preceding the date fixed for the next annual meeting of the stockholders.

(iv)  In any default period, the holders of Common Stock, and other classes of stock of the Corporation if applicable, shall continue to be entitled to elect the whole number of directors until the holders of Series A Junior Participating Preferred Stock shall have exercised their right to elect two directors voting as a class, after the exercise of which right (x) the directors so elected by the holders of Series A Junior Participating Preferred Stock shall continue in office until their successors shall have been elected by such holders or until the expiration of the default period, and (y) any vacancy in the Board of Directors may (except as provided in paragraph (c)(ii) of this Section 3) be filled by vote of a majority of the remaining directors theretofore elected by the holders of the class of stock which elected the director whose office shall have become vacant. References in this paragraph (c) to directors elected by the holders of a particular class of stock shall include directors elected by such directors to fill vacancies as provided in clause (y) of the foregoing sentence.

(v)  Immediately upon the expiration of a default period, (x) the right of the holders of Series A Junior Participating Preferred Stock as a class to elect directors shall cease, (y) the term of any directors elected by the holders of Series A Junior Participating Preferred Stock as a class shall terminate, and (z) the number of directors shall be such number as may be provided for in the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) or Bylaws of the Corporation irrespective of any increase made pursuant to the provisions of paragraph (c)(ii) of this Section 3 (such number being subject, however, to change thereafter in any manner provided by law or in the Certificate of Incorporation or Bylaws of the Corporation). Any vacancies in the Board of Directors effected by the provisions of clauses (y) and (z) in the preceding sentence may be filled by a majority of the remaining directors.

(d)  Except as set forth herein, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(a)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii)  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; or

(iv)  redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.  Reacquired Shares.  Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.  Liquidation, Dissolution or Winding Up.

(a)  Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received an amount equal to $1,000.00 per share of Series A Junior Participating Preferred Stock, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b)  In the event, however, that there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c)  In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction, the numerator of which is the number of shares of Common

Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(d)  In determining whether a distribution (other than upon voluntary or involuntary liquidation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the General Corporation Law of the State of Delaware, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of stock of the Company whose preferential rights upon dissolution are superior to those receiving the distribution.

(e)  Neither the merger nor consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6.

Section 7.  Consolidation, Merger, etc.  In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8.  No Redemption.  The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9.  Ranking.  The Series A Junior Participating Preferred Stock shall rank junior to all other series of Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10.  Amendment.  At any time when any shares of Series A Junior Participating Preferred Stock are outstanding, the Certificate of Incorporation, including the terms of this Certificate of Designation, shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series A Junior Participating Preferred Stock, voting separately as a class.

Section 11.  Fractional Shares.  Series A Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Junior Participating Preferred Stock.

ANNEX B

SUMMARY OF RIGHTS TO PURCHASE

PREFERRED STOCK

On October 22, 2007, the Board of Directors (the “Board”) of Fremont General Corporation, predecessor to Real Industry, Inc. (the “Company”) authorized and the Company declared a dividend distribution of one Right for each outstanding share of Company Common Stock to stockholders of record at the close of business on November 2, 2007 (the “Record Date”). Following a ten-for-one reverse stock split conducted by the Company on October 15, 2013, each outstanding share or thereafter-issued share of Company Common Stock corresponds to ten Rights. In connection with the Company’s emergence from proceedings under Chapter 11 of Title 11 of the United States Code on May 9, 2018, the Company’s name was changed to “Elah Holdings, Inc.,” and the Company’s capital stock was amended, and thereafter, each outstanding share of Company Common Stock corresponded to one Right.  Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, par value $0.001 per share at a Purchase Price of $0.35 per Unit, subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement (as such agreement may be amended from time to time, the “Rights Agreement”) between the Company and Computershare Inc., a Delaware Corporation, as Rights Agent.

Prior to the original expiration of the Rights on November 2, 2017, the Company amended and restated the Rights Agreement to extend the date of the expiration of the Rights to November 2, 2020.

Initially, the Rights will be attached to all shares of Common Stock then outstanding, and no separate Rights Certificates will be distributed. Subject to certain exceptions specified in the Rights Agreement, the Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired beneficial ownership of 5% or more of the outstanding shares of Common Stock (the “Stock Acquisition Date”) or (ii) 10 business days (or such later date as the Board shall determine) following the commencement of a tender offer or exchange offer that would result in a person or group becoming an Acquiring Person (notwithstanding the requirement described below that the Board affirmatively determine that such person shall be an Acquiring Person); provided, however, that the Distribution Date shall not occur unless, within either of the ten business day periods (or such later date) specified in clauses (i) and (ii) above, the Board shall have affirmatively determined that a Distribution Date shall occur upon the end of such applicable ten business day (or later) period. Until the Distribution Date, (i) the Rights will be evidenced by the Common Stock certificates (or, if uncertificated, by the book entry account that evidences record ownership of such shares) and will be transferred with and only with such Common Stock, (ii) new Common Stock issued after the Record Date will contain a legend or notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any share of Common Stock outstanding will also constitute the transfer of the Rights associated with such share of Common Stock. Pursuant to the Rights Agreement, the Company reserves the right to require prior to the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Preferred Stock will be issued.

The definition of Acquiring Person contained in the Rights Agreement contains several exemptions, including for (i) the Company or any of its subsidiaries, (ii) any employee benefit plan of the Company, or of any subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan, (iii) any person who becomes the beneficial owner of 5% or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock by the Company, unless and until such person, after becoming aware that such person has become the beneficial owner of such percentage of shares of Common Stock, acquires beneficial ownership of any additional shares of Common Stock, (iv) any person who beneficially owns 5% or more of the shares of Common Stock on the date of the Rights Agreement, unless and until such person and its affiliates and associates acquire any additional shares of Common Stock or such person decreases its percentage ownership below 5% of the Common Stock then outstanding, (v) any such person who has reported or is required to report such ownership (but less than 10%) on Schedule 13G or Schedule 13D under the Securities Exchange Act of 1934, as amended, which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company, and who, upon request, certifies to the Company that such person acquired shares of Common Stock in excess of 4.9% inadvertently or without knowledge of the terms of the Rights and who or which, together with all affiliates and associates, disposes of such number of shares of Common Stock so that it, together with all affiliates and associates, is no longer the beneficial owner of 5% or more of the shares of Common Stock then outstanding, (vi) 210 Capital, LLC, 210/RELY Partners, LP, 210/RELY Capital, LP, and their respective Affiliates and Associates, (vii) Goldman Sachs Asset Management, L.P., Goldman Sachs BDC, Inc., Goldman Sachs Private Middle Market Credit LLC, Goldman Sachs Middle Market Lending Corp. and their respective Affiliates and Associates or (viii) each of Aleris Corporation (“Aleris”), OCM Opps 7b Real Holdings, LLC, OCM Opportunities ALS Holdings, L.P., Opps 7b Opportunities ALS Holdings Ltd., and their respective Affiliates that receive shares of Common Stock directly or indirectly from Aleris on or around the date that Aleris distributes shares of Common Stock received by Aleris pursuant to the Plan of Reorganization unless and until any such Person shall purchase or otherwise become (as a result of actions taken by such Person or its Affiliates or Associates) the Beneficial Owner of additional shares of Common Stock. No person shall be an Acquiring Person unless the Board affirmatively determines, within ten business days after such person otherwise meets the requirements of the definition of Acquiring Person, that such person shall be an Acquiring Person.

The Rights are not exercisable until the Distribution Date and will expire at 5:00 P.M. (New York City time) on November 2, 2020, unless such date is extended or the Rights are earlier redeemed or exchanged by the Company as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board, only shares of Common Stock issued prior to the Distribution Date will be issued with Rights.

In the event that a Person becomes an Acquiring Person, each holder of a Right will thereafter have the right to receive, upon exercise, Common Stock (or, in certain circumstances, cash, property or other securities of the Company) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of the event set forth in this paragraph, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of the event set forth above until such time as the Rights are no longer redeemable by the Company as set forth below.

For example, at an aggregate exercise price of $3.50 per 10 Rights, 10 Rights not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle their holder to purchase $7.00 worth of Common Stock (or other consideration, as noted above) for $3.50. Assuming that the Common Stock had a per share value of $1.75 at such time, the holder of 10 valid Rights would be entitled to purchase four shares of Common Stock for $3.50.

In the event that, at any time following the Stock Acquisition Date, (i) the Company engages in a merger or other business combination transaction in which (a) the Company is not the surviving corporation, or (b) the Company is the surviving corporation and the Common Stock of the Company is changed or exchanged, or (ii) 50% or more of the Company’s assets, cash flow or earning power is sold or transferred, each holder of a Right (except Rights which have previously been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the “Triggering Events.”

At any time after a person becomes an Acquiring Person and prior to the acquisition by such person or group of fifty percent (50%) or more of the outstanding Common Stock, the Board may exchange the Rights (other than Rights owned by such person or group which have become null and void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-thousandth of a share of Preferred Stock (or of a share of a class or series of the Company’s preferred stock having equivalent rights, preferences and privileges), per one (1) Right (subject to adjustment).

The Purchase Price payable, and the number of Units of Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Stock, (ii) if holders of the Preferred Stock are granted certain rights or warrants to subscribe for Preferred Stock or convertible securities at less than the current market price of the Preferred Stock, or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the last trading date prior to the date of exercise.

At any time until 10 business days following the Stock Acquisition Date, the Company may redeem the Rights in whole, but not in part, at a price of $0.0001 per Right, referred to as the “Redemption Price” (payable in cash, Common Stock or other consideration deemed appropriate by the Board). Immediately upon the action of the Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price. The foregoing notwithstanding, the Rights generally may not be redeemed for one hundred eighty (180) days following a change in a majority of the Board as a result of a proxy contest.

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to the Company, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of the Company or for common stock of the acquiring company or in the event of the redemption of the Rights as set forth above.

Any of the provisions of the Rights Agreement may be amended by the Board prior to the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board in order to cure any ambiguity, to make changes which do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. The foregoing notwithstanding, no amendment may be made at such time as the Rights are not redeemable.

A copy of the Amended and Restated Rights Agreement has previously been filed with the Securities and Exchange Commission (“SEC”), and a copy of any amendment to the Amended and Restated Rights Agreement will be filed with the SEC as an Exhibit to a Current Report on Form 8-K. A

copy of the Rights Agreement is available free of charge from the Rights Agent. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.